Exhibit 99.1

Sow Good Signs Lease for New Distribution Facility in Dallas, Texas

New 324,000 sq. ft. Facility Expected to Significantly Increase In-House Production Capacity

Dallas Facility Expected to House All Incoming Additional Freeze Driers

IRVING, TEXAS, May 29, 2024 – Sow Good, Inc. (Nasdaq: SOWG) (“Sow Good” or “the Company”), a trailblazer in the freeze-dried candy and treat industry, proudly announces a major expansion with a long-term lease for a new 324,000 sq. ft. production facility in Dallas, Texas. This strategic move is set to dramatically boost the Company’s production capacity, accelerating Sow Good’s ability to meet the soaring demand for its innovative freeze-dried treats.

The state-of-the-art Dallas facility dedicates approximately 306,500 sq. ft. to production, packaging, and distribution, while reserving 17,400 sq. ft. for office space. This new hub will streamline logistics and distribution, centralizing all future in-house production expansions. Sow Good has already secured initial deposits for five cutting-edge freeze driers, with three of these scheduled to be operational within the next six months and the other two shortly thereafter, underscoring the Company’s commitment to maintaining its growth trajectory.

“Securing the new Dallas facility marks a significant milestone in our expansion journey,” stated Ira Goldfarb, Executive Chairman of Sow Good. “As the demand for freeze dried candy continues growing, we continue making bold, strategic investments to maintain our position as the category leader. This enhanced capacity optimizes our raw material storage, product packaging, and overall operational efficiencies to fulfill the increased order volumes we receive. This expansion also allows us to uphold our stringent food safety and quality standards while integrating more of our custom-built proprietary freeze driers and specialized packaging environments.”

The Company plans to commence distribution from the new facility within the next month, initiate packaging operations within four months, and begin freeze-drying production within six months.

About Sow Good Inc.
Sow Good Inc. is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze-drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectionaries subcategory that we call freeze dried candy. Sow Good is dedicated to building a company that creates good experiences for our customers and growth for our investors and employees through our core pillars: (i) innovation; (ii) scalability; (iii) manufacturing excellence; (iv) meaningful employment opportunities; and (v) food quality standards.

Sow Good Investor Inquiries:

Cody Slach or Jackie Keshner

Gateway Group, Inc.

1-949-574-3860

SOWG@gateway-grp.com

Sow Good Media Inquiries:

Sow Good, Inc.

1-214-623-6055

Exhibit 99.1

pr@sowginc.com